Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of TCM Small Cap Growth Fund, a series of Professionally Managed Portfolios, and to the use of our report dated November 29, 2021 on the financial statements and financial highlights of TCM Small Cap Growth Fund. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which are incorporated by reference into the Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 16, 2021